Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Event Date/Time: Nov 11, 2009 / 10:00PM GMT

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Fran Rathke

Green Mountain Coffee Roasters, Inc. - CFO

Larry Blanford

Green Mountain Coffee Roasters, Inc. - CEO

Michelle Stacy

Green Mountain Coffee Roasters, Inc. - President, Keurig

Scott McCreary

Green Mountain Coffee Roasters, Inc. - COO

Jim Travis

Green Mountain Coffee Roasters, Inc. - VP of Sales

John Whoriskey

Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

Dave Manly

Green Mountain Coffee Roasters, Inc. - VP & GM, Away from Home and Consumer Direct

Jonathan Wettstein

Green Mountain Coffee Roasters, Inc. - VP of Operations

TJ Whalen

Green Mountain Coffee Roasters, Inc. - VP of Marketing

Dave Manley

Green Mountain Coffee Roasters, Inc. - VP & GM, Away from Home and Consumer Direct

C O N F E R E N C E  C A L L   P A R T I C I P A N T S

Greg McKinley

Dougherty & Company - Analyst

Bill Chappell

SunTrust Robinson Humphrey - Analyst

Alton Stump

Longbow Research - Analyst

Mark Astrachan

Stifel Nicolaus - Analyst

Scott Van Winkle

Canaccord Adams - Analyst

Jon Andersen

William Blair & Co. - Analyst

Mitchell Pinheiro

Janney Montgomery Scott - Analyst

Bryan Spillane

BAS-ML - Analyst

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

P R E S E N T A T I O N

Operator

Good day and welcome, everyone, to the Green Mountain Coffee Roasters fiscal 2009 fourth-quarter and full-year earnings release conference call. Today’s call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to Chief Financial Officer, Ms. Fran Rathke. Please go ahead, ma’am.

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

Thank you, Tulari. Welcome, everyone. If you have not received the earnings release, it is on our website at www.GMCR.com. Also on our website are slides that summarize much of the information on this call. You can access them through the same link as our webcast, from the investor services page of our website. And I’d urge you to view them, as they contain key messages and data we are discussing today relating to our performance and prospects.

I want to remind everyone that certain statements that will be made today are forward-looking within the meanings of securities laws. Owing to the uncertainties of forward-looking statements, our actual results may differ materially from anything projected in these forward-looking statements. We can give no assurance as to their accuracy and we assume no obligation to update them. For further information on risks and uncertainties, please read the Company’s SEC filings and the paragraph in today’s press release that begins with the words, certain statements.

We also request that you ask all of your questions on this call so that our answers are available to everyone.

And now I would like to turn the call over to our President and CEO, Larry Blanford.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Thanks, Fran. Joining us with prepared remarks on this call are Michelle Stacy, President of our Keurig business unit; and Scott McCreary, Chief Operating Officer, who leads the specialty coffee business unit. After our remarks, the management team will be available to respond to your questions.

Today, it is exciting to be sharing with you GMCR’s outstanding results for our fourth fiscal quarter and full year. We delivered sales growth of 65% in our fourth quarter and 61% for the full fiscal year. Net income grew 103% in the quarter and also 103% for the year, excluding the impact of $17 million Kraft litigation settlement.

Looking at a longer history of our performance, referencing accompanying slides posted on our website, you will see our sales and earnings since 2005. We are proud to note our compound annual growth rate in sales of 53% and in earnings per share of 68% over the past three years. GMCR is executing on its plans and running on all cylinders. We continue to put in place enabling initiatives to maximize the opportunity presented by the Keurig Single-Cup brewing system, enhancing our leadership position in hot coffee, tea, and now more broadly in non-carbonated beverages.

To that end, for fiscal 2010 we are raising our earnings per share estimates from a range of $1.70 to $1.80 per share to a range of $1.75 to $1.85 per share. In recent calls I have been focusing on the enabling initiatives that support our plan to continue growing sales and earnings. Recent initiatives include licensing agreements with Conair Corporation for Cuisinart branded brewers and Jarden, Inc. for Mr. Coffee branded brewers, both launched with Keurig brewed technology.

The Cuisinart-branded products are scheduled to hit shelves in the first half of calendar 2010, and the Mr. Coffee branded products should be available in the second half. These initiatives are consistent with our fundamental razor/razor blade approach to growing the business, which focuses on getting brewers into more households by providing consumers with more designs, features, brands, price points and beverage choices.

Regarding beverage choice, we launched our line of Celestial Seasonings Perfect Iced Tea K-Cup Portion Packs this past summer. The introduction of this product line of brewed-over iced teas has created new demand for K-Cup portion packs by adding cold beverages to the variety that consumers already enjoy, and all with the same quality, convenience and value. We will have an expanded product line in the spring.

Our new product launches include two more products in our popular Cafe Escapes line, Cafe Mocha and Chai Latte. We also launched the new Donut House Collection, which expanded the appeal of our brand portfolio meaningfully among key consumer groups. Upcoming new product announcements will include a K-Cup producing larger cup sizes. As single cup goes mainstream, we are aggressively but thoughtfully employing the proprietary Keurig brewing system to be able to offer benefits superior to other hot beverages and cold drinks with aroma, infused ingredients, freshness and taste as well as convenience.

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Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Our goal at GMCR is to continue providing the ultimate coffee experience while also winning over more household counter space. GMCR aims to become the choice for enjoying hot and brewed-over-ice cold beverages throughout the day. Through the successful execution of our many initiatives, I believe we are well along the way to achieving this ambitious goal.

Switching topics a bit, I realize you may have questions regarding Pete’s Coffee’s and Tea Company’s recent announcement about acquiring Dietrich Coffee, Inc., a Keurig licensee. I appreciate your desire to discuss this pending merger. However, as a public company, it is our policy not to comment on any pending or proposed transactions, and we ask you to respect that.

Back to GMCR. I want to reiterate that we continue to be excited about our future and opportunities presented with the Keurig single serve brewers and K-Cups. As you will hear from Michelle and Scott, we continue to ramp up to meet demand and exceed our customers’ and consumers’ expectations.

In closing, I will mention that GMCR has received numerous third-party recognitions over the years for both our financial performance and how we conduct business. Most recently, these honors have included being number 11 on Fortune’s annual list of the 100 Fastest-Growing Companies. And I was honored to receive, on behalf of our committed employees, a recognition by CRO Magazine as the 2009 Responsible CEO of the Year in the mid-cap category.

We feel especially gratified that we have achieved our financial success while staying true to our values as a socially and environmentally responsible Company. I am convinced that our culture has empowered us to effectively deal with the challenges of our tremendous growth because employees feel proud and motivated to be part of this effort. Any award that an individual member of our team such as myself receives is really an award that has been earned by our entire GMCR organization. It is a privilege to be the CEO of this great and growing company, and I thank you as not only investors but also as consumers and fellow citizens for your interest and support.

And now I will turn the call over to Fran.

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

Thanks, Larry, and I would like to say that I share your strong convictions about this organization. And on that note, we are pleased to deliver another outstanding quarter with robust top-line and bottom-line growth. We have delivered 28 consecutive quarters of double-digit net sales and K-Cup growth. Since the acquisition of Keurig in June 2006, we have accelerated our top-line growth, with this quarter marking the 13th consecutive quarter with net sales growth in excess of 39%. Our balance sheet is strong, further strengthened by the August equity offering, when we raised $370 million through issuance of 5.75 million shares. We are in an enviable position enjoyed by few companies today. For details regarding our results, we invite you to read our press releases, which are also available on the website.

Net sales this quarter totaled $222 million, up 65% over last year with each business unit contributing robust sales growth. Please look at our slides for these and more financial highlights. The primary driver of the increase in net sales is the continued growth in K-Cup sales, which were up over 83% on a consolidated basis. Our gross margin for the fourth quarter decreased to 31.7% of net sales as compared to 34.4% during last year’s fourth quarter. This decline is being driven by our strategy to increase the installed base of Keurig at-home brewers, which are sold at approximately cost. As we continue to grow at-home brewer net sales as a percentage of total sales, the shift in mix, resulted in lower gross margins than in prior years.

Both business segments did an exceptional job in actively managing SG&A costs while supporting increased demand, which enabled us to deliver improved operating margins and our strong earnings growth. Our Q4 operating margin improved to 11.4% from 9.6% last year.

Fourth-quarter net income was up 103%, whereas EPS increased 83% to $0.34 per share in the fourth quarter of 2009 as compared to $0.18 in 2008, reflecting the 11% dilution and outstanding shares resulting from the August equity offering.

Closing out the year, we are extremely pleased with the key metrics of our financial performance. For fiscal 2009 net sales increased 61%. System-wide K-Cup shipments increased 63% to over 1.6 billion. We sold 2.3 million Keurig brewers to households and offices in North America. We leveraged our infrastructure while executing on our growth plans. In March 2009 we spent $40 million to acquire Tully’s wholesale business, which exceeded our estimates for profitability by becoming slightly accretive to EPS in the first six months.

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Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

And, all these accomplishments enabled us to improve our operating margin and deliver a 103% increase in EPS to our shareholders, excluding the $0.26 per share Kraft litigation settlement. At the same time, we invested approximately $60 million in capital expenditures in 2009 to ensure we have adequate manufacturing and distribution capacity.

Looking forward, I would like to touch upon our latest financial estimates. Please keep in mind that my remarks and all other information we have released is based on current expectations and our belief that we can achieve this growth. As such, these estimates involve many risks and uncertainties.

We are raising our estimates for earnings growth for fiscal 2010. For fiscal 2010 we expect total consolidated net sales growth of, now, 50% to 55%, up from prior estimates of 45% to 50%. We also anticipate total K-Cups shipped system-wide by all Keurig-licensed roasters to increase in range now of 68% to 73%, up from prior estimates of 65% to 70%. Fully diluted GAAP EPS is estimated to be in the range of $1.75 to $1.85. This includes anticipated non-cash amortization expenses related to the identifiable intangibles for the Keurig and Tully’s acquisitions of approximately $6 million or $0.08 per share.

We estimate that capital expenditures for fiscal 2010 will be in the range of $90 million to $110 million, primarily related to adding additional roasting capacity in our Tennessee and Washington state facilities and our continuing investment in incremental K-Cup packaging lines.

For the first fiscal quarter of 2010 we expect total consolidated net sales growth of 61% to 66%. We anticipate an operating margin in the range of 3.8% to 4.3%. We anticipate selling and marketing expenses as a percentage of net sales during the first quarter of fiscal 2010 to be about the same as a year ago, excluding the impact of the $17 million Kraft patent litigation settlement.

While we are significantly increasing our Keurig holiday TV and other advertising, as Michelle will be detailing, these increases are in line with our anticipated sales growth for Keurig. Excluding the impact of the Kraft litigation settlement, operating margins are expected to be similar to last year, due to the planned increase in at-home Keurig brewers, which are sold at approximately cost, and continued SG&A leverage.

We estimate that fully diluted GAAP EPS will be in the range of $0.11 to $0.15 per share. This compares to the prior-year fully diluted GAAP earnings per share number of $0.37 and non-GAAP fully diluted EPS of $0.10, excluding the impact of the Kraft litigation settlement.

Other key factors including interest expense, tax rate, annual depreciation and amortization are explained in today’s press release.

And now I will turn the call over to Michelle Stacy.

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

Thanks, Fran, and good afternoon, everyone. In fiscal Q4 and for the year, Keurig delivered net sales growth of 95% and 96%, respectively, after elimination of intercompany sales. Strong growth in brewers is driving system-wide K-Cup shipments at very healthy rates, up 70% and 63% for the quarter and year, respectively. Keurig continues to substantially grow share of total coffee makers versus a year ago, as confirmed by NPD. Our dollar share has grown each quarter of the calendar year from 14.3% in Q1 to 17.6% in Q3. At 17.6% we are tied for the number-two brand.

All four Keurig brewers are in the top 10 coffee makers. Our Special Edition and Mini are the top two SKUs. Our Elite is number four, and the Platinum is number eight.

In Q3 our unit share more than doubled on a year-over-year basis, rising from 2.8% in the prior-year quarter to 6.9% this quarter. Unit share fell sequentially from Q2, due to a shift in promotional support for the lower-priced Elite in many brewers in Q2 to the higher-priced the special edition brewer in Q3, among the retailers in the NPD database.

Our recent focus has been to prepare for the holiday season. We have finalized product assortment, display and advertising plans with all our key retailers. Slides 14 and 15 illustrate the truly greatly enhanced retailer advertising programs already breaking for this holiday period. In addition to the strong holiday retailer support, our holiday plan consists of national TV advertising, a four-city [heavy-up] focus, Internet media, store and mall demos and local events.

In total we will spend $14 million in fiscal Q1, up 70% versus a year ago. A significant component of our holiday plan is TV media. Last year we spent $6 million on our campaign, which we believe contributed significantly to prior year’s holiday success. This year’s campaign is budgeted to increase 37%. Importantly, the combination of lower media costs this fall and the use of both a 30-second spot and a 15-second spot will provide significant efficiencies. Our increased media spend of 37% will generate a media weight increase of 147%.

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Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

This year we also started our TV advertising on 10-28, two weeks earlier than last year, and we’ll stay on air through 12-22. New for this holiday season is an additional current TV spot that highlights our Green Mountain Coffee and Tully’s Coffee brands. Our national TV advertising campaign is designed to reach 85% of our target audience 9.7 times, up from last year’s 73% reach and 5.9 frequency, and for the first time we will be advertising in prime time. So look for us on shows like Dancing with the Stars, Brothers & Sisters and the CSI Miami.

We will complement this primetime advertising with media in early morning and cable. Also new this fall is the addition of a regional component focusing brand building in four key cities — Chicago, Seattle, LA and Boston. These cities will receive 25% more media weight. The incremental spending will support both the current system and our two major US coffee brands, Green Mountain Coffee in the east and Tully’s in the West. In Chicago and Seattle we launched major awareness building events during the month of October that combined advertising with three days of samplings.

On slide 1 and 13 are pictures of the event in Chicago where Keurig owned virtually all the advertising in Union Station for one month. We held a similar event at the ferry stations in Seattle. We believe these events significantly built brand buzz and awareness.

Looking forward, Keurig is well-positioned to drive demand this holiday season. Our retailers are supporting the brand with best-in-class displays in advertising. Our national advertising program is on air with advertising that is scoring well in consumer tests. We are using unique events to build the Keurig and coffee brand awareness, and we are primed and ready to drive brewer sales in 2010 and beyond, continuing the tremendous K-Cup momentum you’ve seen in the past year.

And now I’ll turn the call over to Scott McCreary.

Scott McCreary - Green Mountain Coffee Roasters, Inc. - COO

The Specialty Coffee Business unit also delivered a very successful fourth quarter as the Keurig system continues to fuel growth across our multiple distribution channel. After elimination of intercompany sales, we delivered a 39% increase in net sales for the quarter and a 34% increase for the year, driven by strong K-Cup sales to grocery and club stores, GreenMountainCoffee.com and office coffee channels. Our momentum in supermarkets continues, and we are now selling the 12-count K-Cup package in about 8500 stores, up 227% from 2600 stores at year end fiscal 2008.

We have 24 items available to supermarkets and have executed an impressive four-foot shelf set of K-Cups and brewers in nearly 1000 stores. See our accompanying slide presentation for a picture with brewers merchandise below and a broad selection of K-Cups above. IRI data shows that K-Cup portion packs continue rapid growth, and we anticipate this will continue as more grocers realize the opportunity that K-Cups represent.

Year-over-year dollar sales of our K-Cup brands are up 172% in grocery for the quarter and 175% for the year. This strong growth is due to three factors — our significant distribution gains, new product and brand introductions and the growing demand for K-Cup portion packs. We have achieved essentially full distribution of K-Cups to warehouse club stores nationwide. Our family of brands are available in approximately 1000 Costco, Sam’s and BJ’s stores, versus 320 stores a year ago, and are strategically placed in the geographies where they are strongest — Green Mountain Coffee in the east, Tully’s in the West, Caribou in the Midwest and Newman’s Own Organics across the country.

We continue our successful integration of Tully’s and have expanded distribution of Tully’s K-Cups in grocery to nearly 1000 stores in the east and are now moving into the West with Safeway, Kroger, Albertson’s and Jewel. We have moved all West Coast operations to a new manufacturing and distribution location just south of Seattle in Sumner, Washington. The new facility will support the significant growth we’re planning for the Tully’s business. We also have leveraged the ability for roasting and packaging Tully’s K-Cups in Vermont to provide capacity and reduce transportation costs.

We continued to invest in our Knoxville site with the recent addition of new roasting and grinding equipment to support production this fall. We have expanded and plan for additional expansion of our K-Cup production to meet our increased demand and to support our fiscal year 2010 growth. These investments are critical to our future growth and will ensure we continue to exceed our customers’ expectations for quality and timely delivery.

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Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

During our fourth-quarter we launched a new multi-brand consumer direct Web platform, our first Tully’s catalog program, and we increased our active members for Cafe EXPRESS, our continuity club, by 51%. For the second year in a row, we received BizRate’s Circle of Excellence Award, which recognizes the top 3% of Internet retailers. Our consumer-direct business remains a great strategic platform for strengthening consumer relationships as well as for research, testing and launch of new products which are key to the Keurig system. It is a very exciting time to be at GMCR.

We continue to execute successfully on our plans to expand awareness and affinity for our family of brands and to build capacity to support customer and consumer demand, at the same time utilizing our strong sales and operations teams, we continue to focus on delivering strong top-line and bottom-line growth your stockholders.

And now I’ll turn the call back over to Larry.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Thanks, Scott. Fran, Michelle, Scott and I are joined today by John Whoriskey, General Manager of Keurig’s At-home Business; and Dave Manly, General Manager of Keurig Away From Home and Direct business. From our Specialty Coffee business unit, we have TJ Whalen, Vice President of Marketing; Jim Travis, Vice President of Sales; and Jon Wettstein, Vice President of Supply Chain Operations. We will now start the question queue.

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator instructions) Greg McKinley, Dougherty.

Greg McKinley - Dougherty & Company - Analyst

Thank you. I’m wondering if you could talk a little bit about when you envision some gross margin enhancement evolving as the brewer placements really reach a critical mass. Where do you see that inflection point occurring, especially as we get more brewer placements in for the holiday season, as well as into the grocery channel?

And then can you talk about bit about what your early returns are in the grocery channel, in terms of their success selling K-Cups?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

I’ll take your first question, and then others will try to pick up your second and third ones, I think.

In terms of gross margin expansion, we have not tried to provide any guidance as to when. But the fundamental nature of our razor/razor blade business model would suggest that, over time, the number of brewers that we are selling in any given quarter relative to the installed base of brewers and the sales that installed base is generating from the K-Cup, concomitant K-Cup demand, that over time you would expect to see a gross margin expansion. But we’re not projecting our brewer sales going forward. And obviously, as long as they continued to perk along as they are, we wouldn’t expect to see that gross margin expansion in the near-term. But ultimately, we would expect to see that.

With respect to your second and third, did we get those down?

Greg McKinley - Dougherty & Company - Analyst

Yes; I asked about the initial feedback in terms of your grocery distribution, how you are seeing the customer respond to K-Cups in the grocery channel. Do you feel like you are getting any positive short-term feedback from the merchandise buyers who have made those merchandising decisions? Just any sort of qualitative comments there.

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Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

The feedback has been really, really great. We’ve gotten about, as Scott said, 800 stores in the Northeast with the four-foot set. The feedback is terrific. I don’t want to comment or can’t comment on specific movement by customer, but we are very excited to get Safeway, Kroger and some of the SUPERVALU divisions now on board. So we are expecting to see that volume really ramp up as customers feel more confident to find their favorite K-Cups in grocery.

Greg McKinley - Dougherty & Company - Analyst

I know that sort of a favorite topic is looking at how frequently K-Cup sales attach to incremental brewer days, if you will. It looks like that trend has been declining, as we would expect, as at-home brewers become a larger portion of your installed base. Are you seeing any surprises there internally in terms of usage that you think is occurring in the system? And then, what type of trend or trajectory are you implying in 2010 guidance as it relates to a metric of that nature?

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I’ll respond by saying that all the research that we’re doing and all the modeling we are doing would say our trends remain consistent with what our expectations are going forward, in terms of consumption per brewer that’s being placed.

Greg McKinley - Dougherty & Company - Analyst

And there’s no anticipated rate of change implied in your 2010 outlook?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Nothing significant, no. In the longer term, as we’ve talked, our objective is to try to put multiple brewers in households and to expand the beverage opportunities at the same time that consumers can enjoy with the brewer. So over the long-term we’ll see where that goes. In the near-term, no anticipated changes. And of course, we do pretty extensive modeling, and we triangulate in a couple of ways. One, we have a model that builds up K-Cup demand from our estimates of brewer sales in the installed base by model, etc. We also build up our demand account by account, and we then reconcile those.

And that goes into our K-Cup demand estimates, and we do put a lot of time and energy in those demand estimates. And everything nets out into that, and that’s what we are attempting to make sure that we deliver.

Operator

Bill Chappell, SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

A little update on the Away From Home business — are you seeing stabilization trends there? Any change whatsoever?

Dave Manly - Green Mountain Coffee Roasters, Inc. - VP & GM, Away from Home and Consumer Direct

I’m glad you asked that question because I’m very pleased to say that we think that our Away From Home business bottomed out in the fourth quarter of last fiscal. And right now, we are starting to see year-over-year growth. We spent the last year, during the recession, putting together product and marketing plans together that we could roll out this fiscal. We are starting to roll them out now. And like I said, we are starting to see some encouraging growth. And I look forward to reporting on that in future phone calls.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Also, looking at the total store count, I think you’ve given that in the past in terms of number of retail doors you’re now in or maybe what you were at fiscal year end.

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

On the slides that we posted to the web site, there is a slide 10 with an update on the number of doors, we’re up to 17,900 for retailers which includes club stores. And then, we also have had a significant increase in the grocery doors; we’re up to 8500. And, as Scott mentioned in his remarks, that was a significant increase from a year ago, where we were at 2600.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Just to be clear, we don’t double-count. So, for instance, Target is in the numbers as a retailer. Even though we have K-Cups both in the general merchandise side of Target and in the grocery side of Target, we don’t add that twice, so it just shows up as one.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Larry, I think you had said before, but despite the increase in store count, you do expect a same-store sales growth at most of your major retailers for this holiday season; is that right?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Yes, absolutely. I’ll let John speak to that in retail, and then maybe Jim can speak to it in grocery.

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I would just comment that if you look at our market share growth year-on-year and our NPD data — and virtually, I would say, most of that is really attributable to same-store sales growth. Our store count number has not really changed significantly this year. So most of our growth truly is coming from same-store sales performance, and that’s indicative of the merchandising and expanded assortments in K-Cups and brewers in virtually all the key retailers that we are currently positioned with.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

I know you don’t want to talk specifically about Diedrich’s, but from us on the investment community, that always looks like the most obvious use of your [$200 million] - $300 million of cash on hand. Can you talk, Larry — I know you’ve only had it on hand for a couple months — but any further thoughts of how to put that to use or time frame of when you want to put that to use?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Yes, Bill, as we have indicated, we have a number of opportunities that we are thinking about going forward. And as we said, to the extent that we do leverage that financial capability, it would be absolutely in concert with our strategy. Other than that, I certainly can’t speculate on anything at this time.

Operator

Alton Stump, Longbow Research.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Alton Stump - Longbow Research - Analyst

I was curious if you could give us an update on how things are going in Wal-Mart. I know there was some commentary on the last call anything new, either good or bad, since then?

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I would say that Wal-Mart is performing up to our expectations. And I think we are certainly meeting their expectations. And we expect that their business will continue and grow and evolve just like all of our other retail partners have, with expanded K-Cup and brewer assortments going forward.

Alton Stump - Longbow Research - Analyst

I think you talked quite a bit with the grocery channel of course. I just want to get an idea as to conceptually, with acquisition of Tully’s, how much is that really helping you in terms of getting into new stores, particularly in the West Coast region?

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

We had great distribution on the West Coast. We’ve actually leveraged Tully’s to help us on the East Coast. We mentioned when we made the acquisition we’d be leveraging a complementary brand in the East, and we’ve actually done that really well by adding Tully’s to our K-Cup line in the East with our four-foot set, with customers like Stop & Shop, Shaw’s, Hannaford and others. So we are pretty excited about what’s going on with the grocery expansion, especially with Tully’s in the East.

Operator

Mark Astrachan, Stifel Nicolaus.

Mark Astrachan - Stifel Nicolaus - Analyst

On the intercompany sales by segment, could you give those to us, what was backed out in the specialty business and the Keurig business?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

For Q4, the intercompany elimination announced for the Keurig business unit was $22 million, and for the Specialty Coffee business unit was $34.6 million.

Mark Astrachan - Stifel Nicolaus - Analyst

Thanks. And then, relating to an earlier question on the gross margin side, it looks like commodity costs should start to ease a bit over the balance of this year. Could you talk about what potential benefits, if at all, that you’re expecting from that side of the world as we go quarter by quarter through the year?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

I hope that’s true, but I’m not sure we can call it. Jon, did you want to comment?

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Jonathan Wettstein - Green Mountain Coffee Roasters, Inc. - VP of Operations

We have seen reductions in both green coffee and in index-based purchases that we make and they are in our current actual amounts as we have gone through the summer, and as we are headed into the fall and a little bit into the new year. What we are concerned about, obviously, as I already alluded to, is the possibility that then prices might get a little bit higher in the back half of the year. And that’s just how we are planning.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Just to add onto Jon’s comment, I don’t know where those costs will go. There is certainly some correlation between our commodity cost of coffee, as there are in many commodities, with the strength or weakness of the US dollar. I don’t know that any of us can call that. Obviously, I am concerned about it.

We do have, though, a fundamental strategy of staying out five to six months in our purchases, such that if there is any significant change, we can have time to understand it and to understand if it is long-term or just a blip and then, if long-term, to appropriately respond in the marketplace with pricing, if at all possible, which is exactly what we did in May of 2008 following a very rapid run-up in commodity costs, if you recall, in February and March of that year.

So I think we’ll keep our fingers crossed going forward.

Mark Astrachan - Stifel Nicolaus - Analyst

And then, shifting over to the grocery channel, you are in 8500 stores now. You were in 4800 at the end of June, so there’s obviously a pretty massive increase in store count. Could you talk about what potential benefit that was to K-Cup sales or the specialty coffee business in the quarter?

Scott McCreary - Green Mountain Coffee Roasters, Inc. - COO

We don’t talk specifically about the channel increase. But what we have been very excited about has been the individual sales velocity of each of the items that we put in. You might recall last year we had only 11 items in grocery, and the demand has been so significant that we’ve increased that to 24 items. And virtually all of our major customers in the East have now taken on all 24 items, and we continue to roll that out to the West. Yes; those 24 items are what make up our four-foot set.

Mark Astrachan - Stifel Nicolaus - Analyst

And then, shifting to the patent expiration issue, you touch on it in your 10-K about two principal patents on K-Cups expiring in 2012. You’re applying for a renewal of that patent. Could you just give us some broad strokes about how we should think about potential K-Cup patents going forward beyond 2012, 2013, just what your views are in terms of how you think about that going forward?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

So, yes, we currently produce products under two patents that are listed, I believe, on all of our outer packaging sleeves that do run out in, I believe, September of 2012. But what we have said is that there are many aspects of our business that give us significant confidence beyond those patent expirations. Certainly, we have license agreements with our current roasters that extend well beyond that time. We have a suite of technology that includes patents on brewers and on packaging equipment. And, of course, as we have indicated, we continue very aggressive development on portion packs. I think I referenced in the last quarter and then I referenced again earlier today, we have a new next-generation K-Cup technology coming that will allow us to deliver larger cup sizes or a stronger cup of coffee in 8 ounces. So that’s important.

And then we are developing significant technology with Cafe Escapes, brewed over iced teas, etc.

Beyond all of that, as I think you are aware, we have other portion pack patents, one of which, I think, expires in 2023, if I’m not mistaken, which was, in fact, the subject of the earlier litigation with Kraft. And it certainly can also potentially play a role in bringing forward new consumer benefit and enhancing our patent protection.

So this is a very dynamic business with many, many aspects that allow us, we think, to continue to grow the business nicely going forward.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Mark Astrachan - Stifel Nicolaus - Analyst

Finally, could you talk about what your views are with the third-party roasters like Timothy’s or a Van Houtte have the right to sell other brands or other brands in K-Cups that they could buy in the future?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Our roasters who are under license — each of those licenses have been individually negotiated and are confidential. So we do not otherwise comment on them.

Operator

Scott Van Winkle, Canaccord Adams.

Scott Van Winkle - Canaccord Adams - Analyst

A couple of Keurig-related questions. First, Dave, you talked about the away-from-home channel picking up. Can you give us an indication if that was more office related or hotels? It seems like, every week, somebody shoots me an e-mail or shoots me a picture from their phone of a brewer in their hotel room.

Dave Manly - Green Mountain Coffee Roasters, Inc. - VP & GM, Away from Home and Consumer Direct

Scott, what I would say is the good news is it’s in both. Our office coffee channel — we’re starting to see growth. I’ve been with some of our larger customers recently, and they are starting to see a turnaround in the office market of people looking for Keurig again. So, as I indicated, we are starting to see double-digit growth in the office channel. And like you, I also get those e-mails about the new hotels that are coming online with the Keurig B-130 brewer. And that business has been remarkably healthy. Even during the recession, I was frankly surprised how strong that business was because it’s certainly providing a benefit to the hotel user in the room, and that business continues to grow at double-digits as well.

Scott Van Winkle - Canaccord Adams - Analyst

Is that all because of a replacement cycle, more so than like upgrading? I wonder if — is there a big hotel that’s going into a cycle and all of a sudden, whether or not it’s the economy, they are going to be replacing their brewers and they step up?

Dave Manly - Green Mountain Coffee Roasters, Inc. - VP & GM, Away from Home and Consumer Direct

It’s a combination of things, Scott. Number one, when new hotels come online, clearly they look for a coffee solution. And more and more, as new hotels come up, they look for Keurig in room as a standard of excellence, given our strength with the consumer in retail and office. But also every hotel generally has a coffee solution that they look at every couple of years to renew their contracts or make a change. So we are in a combination of both new hotels and also hotels that are looking to upgrade. And I would say it’s split almost 50-50 between the two of those. So it’s very healthy for us.

Scott Van Winkle - Canaccord Adams - Analyst

And on the at-home side, if we look at this market share, and I’m looking specifically at unit share quarterly, as you build throughout the year then all of a sudden you get the big pop and jump in the holiday selling period of market share, is that all because of the ad spend in the December quarter, or is Keurig more of a gift-giving item than some other coffee maker? And I’m wondering if we should extrapolate that increase in ad spending onto last year’s market share gain.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

What I will tell you we always see is that, as we get into the Christmas period, gift-giving becomes more important. And therefore, the Keurig brand tends to have a big pop in the holiday period, our first quarter and the calendar fourth quarter. And that tends to give us a big pop. As we go into the rest of the year, our shares come down a little bit as the more price-value brands that are more routine purchases tend to gain a little bit of unit share. So we will see a high rise in our share that will be driven by our advertising, by heavy gift-giving. And then we’ll start to see our share come down a little bit, but not down all the way to — we don’t expect it to drop back down to current levels. We would expect it to continue to remain high, as it did last year.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

If I could just add, if you look at slides 11 and 12 in the deck that was posted to our website, I think that is a great description of what Michelle was talking about. And we have continued to see more than doubling, if you look at our share by dollars or units, in any quarter over the same quarter of prior year. And we would — certainly, we are looking forward to this particular quarter with great anticipation, and we would expect to continue to see our numbers rise.

Scott Van Winkle - Canaccord Adams - Analyst

Is there any structural limit to how high you can take that unit share? I have always assumed that it would be hard to get past like a 15 share or something, just because of the way the market is. But do you guys think that there’s some level where you just can’t go any higher, or can you run the world kind of thing?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

We have never provided our projections of how high is high, or what percentage of North American households we believe, or offices, will ultimately have a Keurig Single-Cup brewing system. I would suggest, though, that, again, those charts are very encouraging that I just referenced as we continue to see growth in share — and those shares, of course, are much higher than our current share of the installed base in the country, which would be probably low-single digits, maybe rising to middle-single digits. These numbers are much higher. So, even if these were to level off, we would expect we’ve got significant growth in the installed base. And so far, we have not seen any sign of it leveling off. But I would not want to hazard a guess of how high is high.

Scott Van Winkle - Canaccord Adams - Analyst

If I look at the 83% consolidated K-Cup sales growth driving the Keurig business unit compared to the 70% system-wide K-Cup sales growth, obviously Keurig had a higher share of the K-Cups going into all channels. Where does that come from? I would have assumed before Keurig expanded K-Cups into retailers and put more per door in more doors, that Keurig.com was doing a strong business. I’m wondering where that share came from.

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

The one thing we would comment on — I think if you again look and do your store audits and your store visits that you will see the presentation at retailers like Bed Bath & Beyond or a Kohl’s, etc. And I think we could probably go down the list of all the key retailers. And I think, over the past year or so, you would have seen dramatic expansion of space allocation and merchandising, etc. So that is certainly contributing to some of what you’re asking. Without giving you — we don’t talk specifically about share by channel and that sort of thing. But I think, again, the visual presentation I think really says a lot about what’s happening.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Just to add to John’s comment, just in general, because we don’t share specific data — but certainly, our take-up sales have been growing at retail and now also significantly at grocery. The channels that are still growing but maybe not as fast certainly have been our office coffee channel demand and our Consumer Direct, although they are still growing very nicely. But obviously, we are seeing some shift in the share by channel. But that’s very much in sync with our mass-market approach. The whole notion here was that we believe that this opportunity to go mainstream, and as it would go mainstream, we wanted to make K-Cups broadly available.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

I might just turn to Jim just very quickly, to talk about our success in grocery on using some IRI data.

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

This is just a great story. So we, as you can imagine, Scott, track IRI very carefully on the syndicated consumption data. And in the Northeast, where we have these 24 items in the four-foot set, the K-Cup dollar sales are actually larger than some of the national packaged coffee sales for either 12 or 24 weeks, which ever period you would choose to look at.

So there’s some exciting news coming out of sales for K-Cups at grocery, for sure.

Scott Van Winkle - Canaccord Adams - Analyst

And sticking on the specialty coffee side, if I take the specialty coffee revenue and divide it by the pounds shipped, I get an average revenue per pound down about 10.5% year-over-year. I kind of worked under the assumption that that would be rising, given the average selling price of a pound in a K-Cup is higher than bagged, and you’re shifting towards K-Cup. Is there something there or is something I’m missing in the number?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

We’re still definitely seeing the majority of growth for specialty coffee coming from the K-Cups where we do have a higher realized price per pound than the more legacy bagged coffee business. So some of that could be just we are reporting after elimination; I think that’s some of the data. What happens in the pound is the pound data includes K-Cups that the specialty coffee business basically manufactures and ships out. And, because we are seeing higher growth of K-Cups in the retail channel, what happens is those K-Cups that the specialty coffee business makes for the retail channel and all the other channels is in those pounds. And on any given quarter, we might be having higher sales that get eliminated in the intercompany — I’m sorry about this, for accounting — so that the net sales number, the $133 million, for example, this quarter ends up being lower because we’re having some of those K-Cups really being reported, if you will, to the third-party customer in the Keurig division.

So one idea — I don’t have the numbers right in front of me; I can do them quickly — is let’s look at the average realized price before intercompany eliminations on the total pounds reported. It should actually show a higher number, and I can do that quickly.

Scott Van Winkle - Canaccord Adams - Analyst

Well, I can add that back and do the math, too. I didn’t want to take up all the time. That’s all my questions. Thank you very much.

Operator

Jon Andersen, William Blair.

Jon Andersen - William Blair & Co. - Analyst

I wanted to spend just a minute on the licensing agreements with Conair and Jarden, with Cuisinart. With Keurig technology on shelf, it sounds like, in the first half of 2010 and Mr. Coffee in the second, how will that — can you help us understand how that will maybe expand the breadth of your price points for the Keurig system, and what your expectations are in terms of how that might impact market share for Keurig infused single-serve systems, number one, and what that could do from a margin perspective? Can that improve your gross margin structure as some of that brewer unit growth is being accommodated through these licensing agreements going forward?

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

The first thing is that we are really excited about these partners coming on board because we do believe they are going to expand our price point breadth. In addition, they are going to offer the consumer alternate styles and different varieties of aesthetics that they can put on their countertops, which is a big part of why consumers sometimes choose an appliance.

So it’s going to give us price point breadth with Mr. Coffee on one end of the price scale and Cuisinart on the other. It’s going to give us presence in other channels as well, as these companies have brands, their brands, in other channels than ours in other stores, sometimes, as we do. And so we really expect that this is really going to help the consumer to continue to believe in our system and to continue to feel that we’ve gone mainstream.

So it’s not just the Keurig system that they’ll be seeing on shelves. They’ll walk in, they will be able in a Bed, Bath & Beyond to see the Cuisinart offerings and in other outlets to see the Mr. Coffee offering.

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I’d just add, as well, Jon, that we should recognize that we are talking about the number one and two coffee maker brands in unit sales. And also, I would say that as single serve from the Keurig system becomes more mainstream, that we would expect that our number of SKUs on the shelf are going to increase because the share of our single serve system should take share away from other coffee makers that are currently on the shelf in a lot of these key retailers.

Jon Andersen - William Blair & Co. - Analyst

And is there a favorable margin impact here as well? Because I know that, today, brewers go out at kind of close to cost — at least, that’s what I understand — and potentially the addition of Mr. Coffee and Cuisinart would indicate that more of that would be — more of that demand would be satisfied through these external licensing agreements as opposed to internally, which could maybe accelerate that inflection point that we talked about earlier on our gross margin.

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

I think that in the short term we are going to continue our strategy of brewer penetration. So I would not see any margin inflection in the short-term. Longer-term, as we are all out there on the shelves together, I would begin to think that we would begin to achieve some margin inflection points.

Jon Andersen - William Blair & Co. - Analyst

I am Chicago-based, and I’ve been very encouraged to see the wall of Keurig advertising in Union Station on a daily basis. I was just wondering how you decided on which markets to heavy up and how you measure the return on that investment over time.

TJ Whalen - Green Mountain Coffee Roasters, Inc. - VP of Marketing

We work across the enterprise to determine which markets are going to be most accretive to growth and profits on — based on a number of factors. We’ve got a pretty complex model — obviously, customer presence, consumer target presence has a lot to do with it. Also, it has to do with where the brands that we have play strongest. We bring this together through a process that we lead every year and determine which markets we’re going to focus our efforts on, where we think we can get the greatest return.

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

And I would like to build on it. We were really excited about the Chicago event. We actually sampled 15,000 cups of coffee in a three-day period. So that was a really exciting event for us. We’ve seen an immediate lift from consumers logging on from the Illinois area onto our website. We picked the four markets in addition to trying to support each of our major brands, to support the Green Mountain Coffee brand on the East Coast in the Boston area, to support on the West Coast in LA and Seattle our Tully’s brand and then, in the Chicago area, we had all three of the brands present — Green Mountain Coffee, Tully’s and Caribou, as well. So it was trying to also make sure we had a focal point for each one of our brands.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Jon Andersen - William Blair & Co. - Analyst

I picked up three of those samples, and the Great Hall at Union Station was packed every day. So good work on that. Thank you.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Thanks for the testimonial. We really do appreciate it.

Operator

Mitchell Pinheiro, Janney Montgomery Scott.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

For Jim Travis, so K-Cups are going in the supermarket. What’s coming out?

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

They really are re-looking at the whole category. So they’ve got a number of creamers and other packaged coffees between specialty coffee and also regular coffee items. They are really doing an SKU optimization across the whole category. So it’s really not about picking on one brand or one package type. It really is about looking at the whole category, optimizing bulk, which is in decline, and looking for the space, because it is — a four-foot space in any grocery store is significant.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Is that four-foot space you are referencing in the Northeast — you said that K-Cup sales were larger sales than some national coffee brands. Is that a specialty coffee, or is that all coffee including your canned coffee?

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

I was referencing specialty coffee brands. National specialty coffee brands is what we measure against the consumption data, yes. It has been a big project. We are excited about the completion of some of the major retailers in the Northeast, which are all, now, done.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

When you go into the retailers and actually pull apart the K-Cup boxes, you can pick and choose among the flavors, and they have bags out, buying them individually, how many do that? And what are the findings? It seems to me a great sampling chance. What happens with that?

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

So you are referencing the places in grocery stores where we actually have the cured brew or the commercial brewer?

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Yes, and where there’s open K-Cup boxes, where I can take two of this and three of that and put them in a bag and you pay for them individually.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

You’ve seen something that I’m not aware of at the moment. We do have a very formal program where we have commercial brewers out in the stores. So if you are a customer and you want a cup of coffee, you can do the select and brew, basically, just like you would in the office. So that’s our commercial B-3000 brewer that’s out in the grocery stores. But I haven’t seen any of the retailers do what you are talking about, basically creating your own assortment.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

If you could check one, the Hannaford in New London, New Hampshire has it. So you can check that. That’s the closest one, I think, to Waterbury.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

I have seen it. It is not something that we have driven, but we do need to continue to learn from it. And maybe there’s another opportunity to sell these one at a time.

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

Sounds like an opportunity for another four-foot set.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Yes, these would be open cartons.

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

Bulk K-Cups.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Staying with Jim — Wal-Mart — have you had discussions about putting K-Cups in the coffee aisle, or are K-Cups right now going to remain in the brewer aisle?

Jim Travis - Green Mountain Coffee Roasters, Inc. - VP of Sales

I’ll actually defer to John Whoriskey on that, Mitch. The Keurig team handles the Wal-Mart for us.

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I would say, like all of our retailers who first started out, we’ve always started making sure that the brewers are merchandised with the K-Cups. And then the program evolves and expands beyond that. So I really can’t say much other than that right now. And as the business grows I would assume we’ll see some changes in that presentation.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Fran, have there been any changes on the cost of goods of the K-Cup year-over-year?

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

The cost profile year-over-year of the K-Cup — we talked about coffee. And that — I would say there’s nothing dramatic or no material change there. We really haven’t seen changes in the other key material components. I think what we are seeing is, now that we have got our Essex facility up and running as well as Knoxville and, as we noted, we are getting the new Sumner facility out in Washington up and running, what we are seeing is continued efficiencies in our labor and overhead component piece for the K-Cup.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

When I model revenue, I always seem to come up short of what you guys do. And it seems a lot of — especially in the guidance, it seems to be on the brewer revenue, not just because units — you sort of exceed units quarter after quarter. But I wonder if I’m not too low on average brewer pricing and the mix. Can you talk about maybe year-over-year in the fourth quarter and maybe year-over-year in the fourth quarter and maybe 2010 versus 2009, what we should expect for average brewer pricing, but as it relates to mix, too?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

In terms of overall average realized price on brewers year-over-year, it’s been pretty steady. As you know, when we introduced the Mini August of 2008, the Mini is one of our more popular items. And that average realized price — that’s brought it down a bit, but not dramatically. I think on average it’s been very steady. So I don’t think it’s on the Brewer side.

The only thing, as Dave Manly noted — last year, as the recession kicked in, we sold a little less away from home machines, which have higher average realized prices. So there’s a little bit there. And as we talked, K-Cups, I don’t think there’s been any dramatic shift there.

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I don’t know where you are missing it, Mitch, but —

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

We’re getting closer, though.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

You get most of it right, which — you deserve to miss one, Mitch.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Michelle, you had mentioned that — I guess, is it total marketing? I might have missed this, $14 million, up 70% versus a year ago. What’s that number?

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

That was $14 million, was our total fall marketing spend, which included our national TV advertising. It included our demos and in-malls. It also included Internet media as well as — there’s one other thing — all of the events that we are doing and the four-city heavy-up.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

So how much do you think you spent above the line, as an offset to revenue; an equal amount, or — as the discounts that you might be helping your retail partners offer?

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I would say that we wouldn’t comment on that specifically. But suffice to say that I think we are supporting the brand in a way that is generating the merchandising and advertising support that you are seeing. There’s a couple examples of the advertising in the slide deck. Our ad presentation is going from a corner of a page now to full pages and half pages. So it has increased dramatically. Our presentation across virtually every key retailer who is using advertising as a vehicle for driving traffic has dramatically increased their space allocation to our brand.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Just to add on, certainly we have some funding of the merchandising at point of sale. But, as we’ve talked before, what I continue to be excited about is the real synergy of our business model with the business model that’s operating at retail or at grocery, which are a bit different but still very synergistic. This has become, for both types of retailers, groceries and our retailers as we define them, a very important business not just in terms of the dollars the sales and margins are generating but strategically important. And so, at retail, obviously brewer sales continue to increase, take up sales are increasing faster. And the strategic aspect of it is, it’s bringing consumers into those retail stores every couple of weeks, as they have to buy coffee to refill their pantry. And nothing is so important to retailers as foot traffic. So the point is they themselves are investing a lot, on top of what we might be providing, to increase the merchandising, their advertising, the amount of time available for sampling because this is so important to them.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

As you look at K-Cup growth here in the first quarter, there is — I would just love to get maybe some color on how it plays out. I know you have all your sampler packs in all these brewer boxes, and I was wondering how to think about K-Cup sales during this holiday period. People are buying brewers. I’m not sure people are buying 10 boxes of K-Cup’s along with every brewer. And the brewers don’t get opened right away, so this whatever attachment rate obviously might come down in the first quarter because you have to hide the K-Cups for a while before you open up the presents. How do we think about that in terms of like sequencing the growth?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

I’ll give you just an answer from our household, and I’ll turn it to John for the real answer. But in our household it’s all the folks that we gave brewers to the last holiday season, this year we are giving K-Cups — and more brewers. But anyway, John, do you want to give him a more professional one?

John Whoriskey - Green Mountain Coffee Roasters, Inc. - GM, Keurig at Home

I would also add that we have planned and are seeing a seasonality to our K-Cup business at retail, as we see a significant seasonality to the coffee maker business at Christmas time, the significant sales purchase gift item, etc. So there is definitely seasonality to this business, and we are just getting into the season as we speak. And the trend of a year ago we are seeing again at much higher growth rates, obviously. So there is a significant seasonality and growth over the holiday season for us.

Michelle Stacy - Green Mountain Coffee Roasters, Inc. - President, Keurig

I’m going to continue to build. I think we really see a couple of different dynamics. I think the first thing we see is that people — like Larry has said, it’s becoming a gift, a house gift to a party. So a lot of those variety packs are being purchased and used preseason, pre-Christmas. There is a lot of self purchase at this time period of the Keurig machine. It’s something that I give myself to make my house more inviting for the holiday season. And I think we are all seeing a fair number of K-Cups going along with the brewer purchase as a gift. They are being hidden under the tree. And we account in our K-Cup modeling for the fact that it takes a couple of weeks after the holiday season to have those consumers come back into the store and purchase. So we traditionally see a very high rise of K-Cup purchase at point of sale during the Christmas period, a little bit of lull like the week after Christmas and then the consumer starts to come back in as they start to look to purchase the K-Cups for their newly purchased machines. So we do see a tendency to have really high growth during the months of January and February, and that’s what you saw last year as well.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

Last question, maybe for Jon Wettstein, $90 million to $110 million of capital spending in ’10 — what are the major projects?

Jonathan Wettstein - Green Mountain Coffee Roasters, Inc. - VP of Operations

The real driver to our capital spending is supporting this wonderful growth that we have to work with. And so the largest category would be packaging lines with both the sellers and the line partners. And then second to that would be the coffee equipment itself. So, as we add roasting and grinding capacity to Knoxville, as we add a new roaster in to Sumner, in addition to the one we moved from Seattle, those are really the two biggest categories of our spending.

Mitchell Pinheiro - Janney Montgomery Scott - Analyst

So is Sumner fit out for the time being, or is there — will we be adding roasting later in the year?

Jonathan Wettstein - Green Mountain Coffee Roasters, Inc. - VP of Operations

Exactly that. Sumner is fully fit out — roasting, grinding, packaging, all package types that we offer under the Tully’s brand. And then the next big addition is one of the higher-speed K-Cup packaging lines in the early calendar 2010. And then the roasting system will go in, in the summer.

Operator

Bryan Spillane, Banc of America.

Bryan Spillane - BAS-ML - Analyst

I am sitting in a hotel room, staring at a coffee maker that actually doesn’t work. And it’s not one of yours, so —

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Oh, good. I’m glad you clarified that, Bryan.

Scott McCreary - Green Mountain Coffee Roasters, Inc. - COO

Bryan, make sure you tell the front desk.

Bryan Spillane - BAS-ML - Analyst

Fran, the interest expense guidance for next year — does it assume that you will draw down — because I think, if I’ve got it right, you’ve got a net cash position on your balance sheet. So does it assume you’re going to spend some of that cash, or there is something else that drives actually having interest expense next year?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

Interest expense, Bryan, when we executed the equity offering, part of the proceeds, we did pay down some debt. We left — at the end of this fiscal year, you’ll see we have about $79 million of debt still on our balance sheet. The reason is there’s three interest rate swaps that were somewhat cost prohibitive, we felt, to break. And those continue into the majority of fiscal 2010. So our assumptions are, we’ll leave that debt on our books. And then in addition, throughout the year, we’ll be tapping our line for bills and inventory, then paydown so there’s some interest cost associated with the increase and then the decrease in the line.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Bryan Spillane - BAS-ML - Analyst

And then in terms of the cash balance, you’re just not assuming much interest on the cash balances that you have?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

Unfortunately, based on how we see the market and what we are realizing right now, it’s fairly low.

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

Is Banc of America thinking about offering higher interest rates?

Bryan Spillane - BAS-ML - Analyst

I was just going to say, if you can find a higher rate, let me know. And then, in terms of — and you may have said this, so forgive me if you have. But in the pound volume for the specialty coffee business units, did you just say how much Tully’s contributed to that in the quarter?

Fran Rathke - Green Mountain Coffee Roasters, Inc. - CFO

We didn’t specifically say. We’ve integrated Tully’s into the Specialty Coffee business units and, to some degree, into the Keurig unit because we sell quite a lot of K-Cups to retail and also on keurig.com. So we haven’t disclosed a percentage of our pounds. But it definitely helped contribute to some of the growth this quarter, in the single digits.

Bryan Spillane - BAS-ML - Analyst

If Peet’s does close on the acquisition of Diedrich’s, how does that affect, or does it affect at all your expansion plans, I guess especially in the West Coast in the retail, I guess, and particularly if Peet’s ends up going — the Peet’s brand ends up going into K-Cups? Does that at all affect the acquisition model of Tully’s and the expansion plans you have there in retail on the West Coast?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

As I indicated, we really just can’t comment on a pending transaction. But I have to say that we are very focused on our own growth plans, and we think that we have excellent opportunity to continue to expand our product. Still some distribution expansion and retail available, and significant expansion to us in grocery, as I’m looking at Jim Travis. And he did just reference that we are now rolling our enterprise K-Cups into Safeway and Kroger and other accounts. So we are very excited about that.

Bryan Spillane - BAS-ML - Analyst

So at this point you haven’t changed your plan?

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

We have no change in our plans.

Operator

That does conclude our question and answer session at this time. I’ll turn the call back over to our speakers for any final or additional comments.

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FINAL TRANSCRIPT

Nov 11, 2009 / 10:00PM GMT, GMCR - Q4 2009 Green Mountain Coffee Roasters, Inc. Earnings Conference Call

Larry Blanford - Green Mountain Coffee Roasters, Inc. - CEO

I am really pleased that all of you hung in here on the call. It really has been a pleasure to talk to you about all is going on at GMCR and all of our exciting prospects.

As a last note, I’d also like to take this opportunity on Veterans Day to acknowledge and thank our great veterans and those in the military for their service to our nation. Thanks, everyone. Appreciate it.

Operator

That does conclude our conference call for today, everyone. Thank you all for your participation.

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